EXHIBIT 99.1

SUPERTEX, INC.                                                PRESS RELEASE

FOR IMMEDIATE RELEASE                          Contact: Dr. Henry C. Pao
April 28, 2003                                          President & CEO
                                                   Tel: 408-222-4866
                                                   Fax: 408-222-4800
                                                 Email: investors@supertex.com

                        SUPERTEX REPORTS FOURTH FISCAL QUARTER
                             AND FISCAL YEAR-END RESULTS

Sunnyvale, CA (April 28, 2003) - Supertex, Inc. (NASDAQ: SUPX) reported that for the fourth fiscal quarter ended March 31, 2003, net sales increased 13% to $14,531,000 from $12,809,000 for the same quarter in the prior fiscal year and increased 5% sequentially from $13,888,000 for the prior quarter of fiscal 2003. Net income for the quarter increased 300% to $1,099,000 or $0.09 per share on a diluted basis from $275,000 or $0.02 per share for the same quarter of the prior fiscal year and improved 58% sequentially to $697,000 or $0.05 per share for the prior quarter fiscal 2003.

For the fiscal year ended March 31, 2003, net sales decreased 2% to $54,915,000 from $56,195,000 in the prior year, while net income decreased 26% to $2,855,000 from $3,862,000 in the prior year.

Dr. Henry C. Pao, President & CEO, commented, "Our sequential growth of 5% in net sales in the fourth fiscal quarter was fueled by strong turns business. We were able to achieve a 13% improvement in net sales during the fourth quarter year over year as over the last five quarters there has been a trend toward recovery in our net sales. Gross margin for the quarter improved to 42% from 38% in the prior quarter and 37% in the prior year's fourth quarter due to further improvements in manufacturing efficiencies and a more favorable product mix, particularly in digital imaging and certain analog chip-scale products, despite the continued low fab capacity utilization. Our cash and cash equivalents and short-term investments increased by $3.7 million during the quarter. Through careful management, we were able to reduce our inventory by about $1.9 million from the prior year-end. Our customers seem to place orders for the near-term only, perhaps due to the uncertain economic outlook. As we continue to depend on significant turns business, it is difficult to forecast our revenues for the first quarter with much precision; however, at this time we expect net sales for the June quarter to be similar to those for the March quarter. We expect increased sales into the portable medical ultrasound products to positively affect our September quarter, but our sales into the telecommunications market, in particular, the Optical-to-Optical and Hotswap products, remain slow and we do not foresee any increase until after this summer. We have stepped up our sales and marketing manpower to support our new products as compared to that of the prior year."

Forward Looking Statements

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They include our expectations as to our sales overall and in certain markets during the next two quarters and that here is a trend toward recovery. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether customers implement our products in their new products, whether demand materializes for our customers' new products, whether we timely release into production our planned new products and the demand for such newly-released products as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. These forward-looking statements are based on our goals and objectives and our assumptions about, and assessment of, the future and may or may not prove true. They speak only as to the date of this release, and we undertake no obligation to publicly release updates or revisions to these statements.

Conference Call Details
We will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on April 28, 2003, following this earnings release. President and CEO, Dr. Henry C. Pao and Executive Vice President, Richard E. Siegel will present an overview of the fourth fiscal quarter and fiscal year-end financial results, discuss current business conditions and then respond to questions.

The call is available live to listen or ask questions to any interested party by dialing 800-540-0559 (domestic) or 785-832-1077 (toll, international) at least 5 minutes before the scheduled start time, and ask to be connected to the Supertex Quarterly Earnings Release Call. A recorded replay will be available until 11:59 p.m., May 6, 2003 by dialing 800-839-3735 (domestic) or 402-220-2977 (toll, international).

The conference call is also available live via the Internet by logging on to the following URL:
http://www.firstcallevents.com/service/ajwz379143982gf12.html.
If you are unable to participate during the live webcast, the call will be archived at www.supertex.com.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage interface products for use in the telecommunications, networking systems, flat panel displays, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at www.supertex.com.

For further information, contact Dr. Henry C. Pao at Supertex, Incorporated, 1235 Bordeaux Drive, Sunnyvale, California 94089, (408) 222-8888 or visit our Website at http://www.supertex.com




                                SUPERTEX, INC.
                CONSOLIDATED INCOME STATEMENT INFORMATION (unaudited)


                                   Three-months Ended       Fiscal Year Ended
                                   March 31,                March 31,

                                   (in thousands, except per share amounts)
                                   2003          2002       2003        2002

Net Sales                       $14,531       $12,809    $54,915     $56,195
Cost of Sales                     8,494         8,049     34,103      33,700
                                 ------        ------     ------      ------
   Gross Profit                   6,037         4,760     20,812      22,495
Research and development          2,366         2,722      9,338      11,279
Selling, general and
         administrative           2,316         2,415      8,722       7,939
                                 ------        ------     ------      ------
    Income from operations        1,355         (377)      2,752       3,277
Interest and other income, net      260           794      1,446       2,575
                                 ------        ------     ------      ------
    Income before income taxes    1,615           417      4,198       5,852
Provision for income taxes          516           142      1,343       1,990
                                 ------        ------     ------      ------
    Net Income                  $ 1,099       $   275    $ 2,855     $ 3,862
                                 ======        ======     ======      ======
Net income per share
    Basic                       $  0.09       $  0.02    $ 0.23     $  0.31
                                =======       =======    =======     =======
    Diluted                     $  0.09       $  0.02    $ 0.22     $  0.30
                                =======       =======    =======     =======
Shares used in per share computation

    Basic                       12,620        12,500     12,598      12,443
                                ======        ======     ======      ======
    Diluted                     12,770        12,958     12,757      12,748
                                ======        ======     ======      ======



                                SUPERTEX, INC.
                   CONSOLIDATED BALANCE SHEET INFORMATION
                                (unaudited)


                                            March 31, 2003      March 31, 2002

                                                       (in thousands)

ASSETS
Cash, cash equivalents and
        short-term investments                    $ 64,876            $ 52,492
Trade receivables, net                              10,134               9,436
Inventories, net                                    14,582              16,494
Deferred income taxes                                4,030               3,293
Other current assets                                   575                 902
                                                   -------             -------
   Total current assets                             94,197              82,617
Property, plant and equipment                       12,104              16,327
Long-term investments and long-term assets              97               1,451
Deferred income taxes, long-term                     2,273               2,985
                                                 ---------           ---------
TOTAL ASSETS                                     $ 108,671           $ 103,380
                                                 =========           =========


LIABILITIES


Trade accounts payable and accrued liabilities     $ 3,572             $ 5,769
Accrued salaries, wages and employee benefits        6,784               6,565
Other accrued liabilities                              485                 655
Deferred revenue                                     2,001               1,729
Income taxes payable                                 3,304                 566
                                                   -------             -------
  Total current liabilities                         16,146              15,284
                                                   -------             -------


SHAREHOLDERS' EQUITY


Common stock                                        29,045              27,454
Retained earnings                                   63,480              60,642
                                                   -------             -------
  Total shareholders' equity                        92,525              88,096
                                                   -------             -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $ 108,671           $ 103,380
                                                   =======             =======